Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FOURTH QUARTER AND YEAR END 2012 RESULTS
Total Revenues Increased 2.8% for Quarter and 7% for Year
Revenue for RAC Acceptance Increased Over 77% and for International Over 117% for Year
Diluted Earnings per Share of $0.81 for Quarter and $3.09 for Year
Repurchased Approximately 931,000 Shares of Common Stock for Quarter and 1.8 Million for Year
______________________________________________
Plano, Texas, January 28, 2013 — Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced revenues and earnings for the quarter and year ended December 31, 2012.
Fourth Quarter 2012 Results
Total revenues for the quarter ended December 31, 2012, were $758.4 million, an increase of $20.9 million from total revenues of $737.5 million for the same period in the prior year. This 2.8% increase in total revenues was primarily due to growth in both the RAC Acceptance and International segments, partially offset by a decrease in the Core U.S. segment. For the quarter ended December 31, 2012, same store sales declined 0.2%, primarily attributable to a decrease in the Core U.S. segment, partially offset by an increase in both the RAC Acceptance and International segments.
Net earnings and net earnings per diluted share for the quarter ended December 31, 2012, were $47.5 million and $0.81, respectively, as compared to $49.3 million and $0.83, respectively, for the same period in the prior year. These results include dilution related to the Company's international growth initiatives of approximately $0.07 per share for the quarter ended December 31, 2012, and $0.06 per share for the same period in the prior year.
Net earnings per diluted share for the quarter ended December 31, 2012, were $0.81, as compared to adjusted net earnings per diluted share of $0.85 for the same period in the prior year, after giving effect to a pre-tax restructuring charge of $1.4 million (approximately $0.02 per share) related to the acquisition of 58 rent-to-own stores in November 2011, as discussed below.
“We are generally pleased with our overall 2012 results as we achieved total revenue growth of 7% and over a 6% increase in net earnings per diluted share to $3.09, both within our annual guidance issued last January,” said Mark E. Speese, the Company's Chairman and Chief Executive Officer. “The core rent-to-own business generated total revenue growth of 1% in 2012,” Speese continued. “In addition, the RAC Acceptance business continued to generate impressive results, with revenue growth of over 77% in 2012 to $343 million, an operating profit for the year of over $28 million and 966 kiosks open at December 31, 2012,” Speese commented. “In 2013, we intend to continue focusing on keeping the core business strong and further investing in our strategic initiatives, while continuing to return value to our shareholders through dividends and opportunistic common stock repurchases,” Speese concluded.

Year Ended December 31, 2012 Results
Total revenues for the year ended December 31, 2012, were $3.083 billion, an increase of $200.5 million from total revenues of $2.882 billion in the prior year. This 7.0% increase in total revenues was primarily due to growth in the RAC Acceptance segment as well as growth in both the Core U.S. and International segments. Same store sales for the year ended December 31, 2012, increased 1.4%, primarily attributable to the RAC Acceptance segment.
Net earnings and net earnings per diluted share for the year ended December 31, 2012, were $183.5 million and $3.09, respectively, as compared to $164.6 million and $2.66, respectively, in the prior year. These results include dilution related to the Company's international growth initiatives of approximately $0.33 per share for the year ended December 31, 2012, and $0.14 per share in the prior year.
Net earnings and net earnings per diluted share for the year ended December 31, 2011, were impacted by the following significant items, as discussed below:

•	A $1.4 million pre-tax restructuring charge, or approximately $0.01 per share, related to the acquisition of 58 rent-to-own stores;

•	A $7.6 million pre-tax restructuring charge, or approximately $0.08 per share, related to store closings;

•	A $4.9 million pre-tax restructuring charge, or approximately $0.05 per share, related to the acquisition of The Rental Store, Inc.;

•	A $7.3 million pre-tax impairment charge, or approximately $0.08 per share, related to the discontinuation of the financial services business; and

•	A $2.8 million pre-tax litigation expense, or approximately $0.03 per share, related to the settlement of wage and hour claims in California.
Collectively, these items reduced net earnings per diluted share by approximately $0.25 for the year ended December 31, 2011.
Net earnings per diluted share for the year ended December 31, 2012, were $3.09, as compared to adjusted net earnings per diluted share for the year ended December 31, 2011, of $2.91 when excluding the items above, an increase of 6.2%.
For the year ended December 31, 2012, the Company generated cash flow from operations of approximately $217.9 million, while ending the quarter with approximately $61.1 million of cash on hand. During the quarter ended December 31, 2012, the Company repurchased 930,541 shares for approximately $31.7 million, and for the year ended December 31, 2012, the Company repurchased 1,797,526 shares for approximately $61.9 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 31,120,279 shares and has utilized approximately $777.3 million of the $1 billion authorized by its Board of Directors since the inception of the plan. Also, reflecting continued confidence in its strong cash flows, the Company announced on December 17, 2012, that its Board of Directors approved a 31% increase in its quarterly cash dividend from $0.16 per share to $0.21 per share, beginning with the dividend for the first quarter of 2013. The Company paid its eleventh consecutive quarterly cash dividend on January 24, 2013.
Same Store Sales (SSS) Methodology Change
The Company also announced that it is modifying the methodology it uses to calculate same store sales, beginning with the first quarter of 2013. The 2013 guidance set forth below reflects the new methodology. The Company believes these modifications bring its same store sales calculation into alignment with the methods used by other major retailers. Below is a comparison of the current and revised methodologies.

Current Methodology	Revised Methodology
New or acquired store added to the SSS base in the fifth full quarter of operation. Inclusion in the year-to-date/annual SSS calculation required a store to be in operation for each of the entire year-to-date periods in the current and previous year.
New or acquired stores will be added to the SSS base in the 13th full month of operation
We will continue to exclude from the same store sales base any store that receives a certain level of customer accounts from another store (acquisition or merger). The receiving store will be eligible for inclusion in the same store sales base in the sixth full quarter following the account transfer.

2013 Guidance

•	5.0% to 8.0% total revenue growth.

◦	In the first quarter, the Core U.S. is expected to decrease approximately 4.0%; but expected to remain flat for 2013.

◦	Approximately $540 million contribution from RAC Acceptance.

•	Approximately 2.0% to 4.0% same store sales growth.

◦	In the first quarter, consolidated same store sales is expected to decrease approximately 2.0%.

•	Approximately 50 basis points gross profit margin decrease.

◦	Primarily due to the impact of RAC Acceptance.

◦	In the first quarter, the RAC Acceptance gross profit margin is expected to be approximately 50% due to seasonality.

•	Approximately flat operating profit margin.

•	EBITDA in the range of $415 to $435 million.

•	Diluted earnings per share in the range of $3.25 to $3.40, including approximately $0.25 per share dilution related to our international growth initiatives.

•	Capital expenditures of approximately $120 million.

•	The Company expects to open approximately 425 domestic RAC Acceptance kiosks and net approximately 350.

•	The Company expects to open approximately 60 rent-to-own store locations in Mexico.

•
The 2013 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions, dispositions or store closures that may be completed or occur after January 28, 2013.

•	Updated new store economics will be posted on the Company's website (http://investor.rentacenter.com) just prior to the January 29, 2013 conference call.

2011 Significant Items
Restructuring Charges. As previously reported, the Company recorded a $1.4 million pre-tax restructuring charge during the fourth quarter of 2011 in connection with the acquisition in November 2011 of 58 rent-to-own stores. This charge relates primarily to post-acquisition lease terminations. This pre-tax restructuring charge of $1.4 million reduced net earnings per diluted share in the fourth quarter of 2011 by approximately $0.02 and for the year ended December 31, 2011 by approximately $0.01.
As previously reported, the Company recorded a $7.6 million pre-tax restructuring charge during the third quarter of 2011 related to lease terminations, fixed asset disposals and other miscellaneous items in connection with the closure of eight Home Choice stores in Illinois and 24 RAC Limited locations within third party grocery stores, all of which had been operated on a test basis, as well as the closure of 26 core rent-to-own stores following the sale of all customer accounts at those locations. For the year ended December 31, 2011, this pre-tax restructuring charge of $7.6 million reduced net earnings per diluted share by approximately $0.08.
Also previously reported, the Company recorded a $4.9 million pre-tax restructuring charge during the second quarter of 2011 related to post-acquisition lease terminations in connection with the December 2010 acquisition of The Rental Store, Inc. For the year ended December 31, 2011, this pre-tax restructuring charge of $4.9 million reduced net earnings per diluted share by approximately $0.05.
Financial Services Charge. As previously reported, the Company recorded a pre-tax impairment charge of $7.3 million during the first quarter of 2011 related primarily to loan write-downs, fixed asset disposals (store reconstruction) and other miscellaneous items in connection with the discontinuation of the financial services business. For the year ended December 31, 2011, this pre-tax impairment charge of $7.3 million reduced net earnings per diluted share by approximately $0.08.
Settlement of Wage & Hour Claims in California. As previously reported, the Company recorded a $2.8 million pre-tax litigation expense during the first quarter of 2011 in connection with the settlement of certain putative class actions pending in California alleging various claims, including violations of California wage and hour laws. For the year ended December 31, 2011, this pre-tax litigation expense of $2.8 million reduced net earnings per diluted share by approximately $0.03.
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Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, January 29, 2013, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,095 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 965 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 225 rent-to-own stores operating under the trade name of "ColorTyme." For additional information about the Company, please visit www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's failure to comply with applicable statutes or regulations governing its transactions; changes in interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; the general strength of the economy and other economic conditions affecting consumer preferences and spending; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; information security costs; the Company's ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2011, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended December 31,
	2012	2011	2011
	After	Before	After
	Significant Items	Significant Items	Significant Items
	(GAAP	(Non-GAAP	(GAAP
(In thousands of dollars, except per share data)	Earnings)	Earnings)	Earnings)
Total Revenues	$758,380	$737,482	$737,482
Operating Profit	79,298	83,214	81,790	(1)
Net Earnings	47,459	50,510	49,295	(1)
Diluted Earnings per Common Share	$0.81	$0.85	$0.83	(1)
Adjusted EBITDA	$98,541	$101,914	$101,914

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$73,021	$74,309	$72,885
Add back:
Restructuring Charge	—	—	1,424
Interest Expense, net	6,277	8,905	8,905
Depreciation of Property Assets	18,617	17,276	17,276
Amortization and Write-down of Intangibles	626	1,424	1,424

Adjusted EBITDA	$98,541	$101,914	$101,914

	Year Ended December 31,
	2012	2011	2011
	After	Before	After
	Significant Items	Significant Items	Significant Items
	(GAAP	(Non-GAAP	(GAAP
(In thousands of dollars, except per share data)	Earnings)	Earnings)	Earnings)
Total Revenues	$3,082,646	$2,882,184	$2,882,184
Operating Profit	318,472	317,220	293,157	(1)(2)(3)(4)(5)
Net Earnings	183,492	180,069	164,637	(1)(2)(3)(4)(5)
Diluted Earnings per Common Share	$3.09	$2.91	$2.66	(1)(2)(3)(4)(5)
Adjusted EBITDA	$397,722	$387,109	$387,109

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$287,249	$280,613	$256,550
Add back:
Restructuring Charge	—	—	13,943
Impairment Charge	—	—	7,320
Litigation Expense	—	—	2,800
Interest Expense, net	31,223	36,607	36,607
Depreciation of Property Assets	73,361	65,214	65,214
Amortization and Write-down of Intangibles	5,889	4,675	4,675

Adjusted EBITDA	$397,722	$387,109	$387,109
(1) Includes the effects of a $1.4 million pre-tax restructuring charge in the fourth quarter of 2011 in connection with the acquisition in November 2011 of 58 rent-to-own stores. The charge reduced net earnings per diluted share by approximately $0.02 for the fourth quarter of 2011 and by $0.01 for the twelve month period ended December 31, 2011.
(2) Includes the effects of a $7.6 million pre-tax restructuring charge in the third quarter of 2011 related to the closure of eight Home Choice stores in Illinois and 24 RAC Limited locations within third party grocery stores, as well as the closure of 26 core rent-to-own stores following the sale of all customer accounts at these locations. The charge reduced net earnings per diluted share by approximately $0.08 for the twelve month period ended December 31, 2011.

(3) Includes the effects of a $4.9 million pre-tax restructuring charge in the second quarter of 2011 for lease terminations related to The Rental Store, Inc. acquisition. The charge reduced net earnings per diluted share by approximately $0.05 for the twelve month period ended December 31, 2011.
(4) Includes the effects of a $7.3 million pre-tax impairment charge in the first quarter of 2011 related to the discontinuation of the financial services business. The charge reduced net earnings per diluted share by approximately $0.08 for the twelve month period ended December 31, 2011.
(5) Includes the effects of a $2.8 million pre-tax litigation expense in the first quarter of 2011 related to the settlement of wage and hour claims in California. The charge reduced net earnings per diluted share by approximately $0.03 for the twelve month period ended December 31, 2011.

SELECTED BALANCE SHEET HIGHLIGHTS

	December 31,
	2012	2011
(In thousands of dollars)	Unaudited
Cash and Cash Equivalents	$61,087	$88,065
Receivables, net	48,822	48,221
Prepaid Expenses and Other Assets	71,963	69,326
Rental Merchandise, net
On Rent	821,887	766,425
Held for Rent	198,917	186,768
Total Assets	$2,869,105	$2,801,378

Senior Debt	$387,500	$440,675
Senior Notes	300,000	300,000
Total Liabilities	1,399,242	1,442,169
Stockholders' Equity	$1,469,863	$1,359,209

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
(In thousands, except per share data)	Unaudited		Unaudited
Revenues
Store
Rentals and fees	$665,054	$646,165	$2,654,081	$2,496,863
Merchandise sales	57,742	56,755	300,077	259,796
Installment sales	19,131	19,011	68,356	68,617
Other	4,111	4,296	16,391	17,925
Franchise
Merchandise sales	11,095	10,051	38,427	33,972
Royalty income and fees	1,247	1,204	5,314	5,011
	758,380	737,482	3,082,646	2,882,184
Cost of revenues
Store
Cost of rentals and fees	164,136	152,753	646,090	570,493
Cost of merchandise sold	49,181	50,595	241,219	201,854
Cost of installment sales	7,170	7,233	24,572	24,834
Franchise cost of merchandise sold	10,707	9,612	36,848	32,487
	231,194	220,193	948,729	829,668
Gross profit	527,186	517,289	2,133,917	2,052,516
Operating expenses
Salaries and other expenses	412,324	395,507	1,661,056	1,590,009
General and administrative expenses	34,938	37,144	148,500	140,612
Amortization and write-down of intangibles	626	1,424	5,889	4,675
Restructuring charge	—	1,424	—	13,943
Impairment charge	—	—	—	7,320
Litigation expense	—	—	—	2,800
	447,888	435,499	1,815,445	1,759,359
Operating profit	79,298	81,790	318,472	293,157
Interest expense	6,649	9,050	32,065	37,234
Interest income	(372)	(145)	(842)	(627)
Earnings before income taxes	73,021	72,885	287,249	256,550
Income tax expense	25,562	23,590	103,757	91,913
NET EARNINGS	$47,459	$49,295	$183,492	$164,637

Basic weighted average shares	58,356	58,917	58,913	61,188

Basic earnings per common share	$0.81	$0.84	$3.11	$2.69

Diluted weighted average shares	58,793	59,611	59,405	61,889

Diluted earnings per common share	$0.81	$0.83	$3.09	$2.66

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS

(In thousands of dollars)	Three Months Ended December 31, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$638,650	$94,657	$12,731	$12,342	$758,380
Gross profit	459,762	57,083	8,706	1,635	527,186
Operating profit	74,281	10,948	(6,705)	774	79,298
Depreciation of property assets	16,104	1,011	1,482	20	18,617
Amortization and write-down of intangibles	497	129	—	—	626
Capital expenditures	25,591	1,693	2,066	—	29,350

(In thousands of dollars)	Three Months Ended December 31, 2011
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$657,951	$62,680	$5,596	$11,255	$737,482
Gross profit	475,263	36,467	3,916	1,643	517,289
Operating profit	89,267	(2,503)	(5,830)	856	81,790
Depreciation of property assets	15,616	709	925	26	17,276
Amortization and write-down of intangibles	527	897	—	—	1,424
Capital expenditures	31,385	1,519	7,827	—	40,731

(In thousands of dollars)	Year Ended December 31, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$2,655,411	$343,283	$40,211	$43,741	$3,082,646
Gross profit	1,904,586	194,607	27,831	6,893	2,133,917
Operating profit	318,496	27,972	(30,322)	2,326	318,472
Depreciation of property assets	63,793	3,631	5,848	89	73,361
Amortization and write-down of intangibles	2,103	2,819	967	—	5,889
Capital expenditures	84,680	5,275	12,498	—	102,453
Rental merchandise, net
On rent	597,771	209,964	14,152	—	821,887
Held for rent	189,526	2,979	6,412	—	198,917
Total assets	2,508,370	292,070	65,954	2,711	2,869,105

(In thousands of dollars)	Year Ended December 31, 2011
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$2,631,416	$193,295	$18,490	$38,983	$2,882,184
Gross profit	1,918,781	114,228	13,011	6,496	2,052,516
Operating profit	317,473	(13,985)	(13,551)	3,220	293,157
Depreciation of property assets	60,558	2,229	2,295	132	65,214
Amortization and write-down of intangibles	1,092	3,583	—	—	4,675
Capital expenditures	108,553	5,881	18,276	—	132,710
Rental merchandise, net
On rent	619,189	139,340	7,896	—	766,425
Held for rent	177,625	1,274	7,869	—	186,768
Total assets	2,536,115	217,157	44,535	3,571	2,801,378

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY

	Three Months Ended December 31, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,983	882	114	220	4,199
New location openings	12	103	9	7	131
Acquired locations remaining open	—	—	—	—	—
Closed locations
Merged with existing locations	9	19	—	3	31
Sold or closed with no surviving location	—	—	15	—	15
Locations at end of period	2,986	966	108	224	4,284
Acquired locations closed and accounts merged with existing locations	6	—	—	—	6

	Three Months Ended December 31, 2011
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,958	721	44	213	3,936
New location openings	21	86	36	2	145
Acquired locations remaining open	21	—	—	1	22
Closed locations
Merged with existing locations	4	54	—	—	58
Sold or closed with no surviving location	2	3	—	—	5
Locations at end of period	2,994	750	80	216	4,040
Acquired locations closed and accounts merged with existing locations	42	—	—	—	42

	Year Ended December 31, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,994	750	80	216	4,040
New location openings	35	325	45	18	423
Acquired locations remaining open	2	—	—	—	2
Closed locations
Merged with existing locations	40	95	1	—	136
Sold or closed with no surviving location	5	14	16	10	45
Locations at end of period	2,986	966	108	224	4,284
Acquired locations closed and accounts merged with existing locations	20	—	—	—	20

	Year Ended December 31, 2011
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,985	384	23	209	3,601
New location openings	52	445	57	10	564
Acquired locations remaining open	26	5	—	3	34
Closed locations
Merged with existing locations	28	63	—	—	91
Sold or closed with no surviving location	41	21	—	6	68
Locations at end of period	2,994	750	80	216	4,040
Acquired locations closed and accounts merged with existing locations	71	—	—	—	71